Exhibit 99.1

EQRx Provides Portfolio and U.S. Commercial Strategy Updates; Reports Third Quarter 2022 Financial Results

•	Aumolertinib: Clarity on path for potential U.S. approval; continue to pursue ex-U.S. approvals based on existing data, with MAA under review by U.K.’s MHRA
•	Sugemalimab: Based on recent FDA feedback, EQRx has concluded that there is no commercially viable path for sugemalimab plus chemotherapy in Stage IV NSCLC in the U.S.; continue to pursue ex-U.S. approvals based on existing data
•	Late-stage pipeline: Prioritize development of aumolertinib and lerociclib, which could form the basis of future combination therapies for multiple cancer types
•	U.S. commercial strategy: Adopt market-based pricing for aumolertinib and lerociclib in the U.S. only
•	Strong financial position: $1.5 billion cash and short-term investments at quarter-end; anticipate extended runway into 2028
•	EQRx to host conference call and webcast today at 8:00 a.m. ET

CAMBRIDGE, Mass. – November 10, 2022 – EQRx, Inc. (Nasdaq: EQRX), a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients, today provided a business update and reported financial results for the third quarter ended September 30, 2022.

Based on recent feedback from the U.S. Food and Drug Administration (FDA), EQRx now has the clarity to make decisions on sugemalimab and aumolertinib and is providing the following updates:

•	Potential U.S. regulatory filing for aumolertinib now anticipated in 2027: Based on recent interactions with the FDA, EQRx believes that results of the ongoing Phase 3b study comparing the combination of aumolertinib and chemotherapy versus either osimertinib or aumolertinib alone could potentially support the use of aumolertinib in combination with chemotherapy as a future standard of care and/or as a monotherapy for EGFR-mutated non-small cell lung cancer (NSCLC). Based on these interactions, EQRx believes that an interim comparison of the monotherapy arms will not address the FDA’s applicability concerns, and thus EQRx does not anticipate a filing for a monotherapy indication prior to the final results of the study.

•	No commercially viable path for sugemalimab plus chemotherapy for Stage IV NSCLC in the U.S.: The Company believes based on recent interactions with the FDA that only the final overall survival results of a second Phase 3 trial comparing sugemalimab with approved PD(L)1 therapy would support a U.S. filing for a Stage IV NSCLC indication, and that interim study readouts of such a trial would not be supportive of a filing based on the GEMSTONE-302 study. As such, EQRx plans to discontinue future U.S. development efforts for sugemalimab plus chemotherapy in this indication. EQRx remains in discussions with the FDA on an approval pathway for extranodal NK/T-cell lymphoma (ENKTL).

•	EQRx to prioritize development of aumolertinib and lerociclib, which offer the potential to form the basis of future combination therapies for multiple cancer types including lung, breast and other cancers. Lerociclib, a CDK4/6 inhibitor being evaluated in an ongoing Phase 2 study, was in-licensed from U.S.-based G1 Therapeutics. EQRx believes lerociclib has the potential to be differentiated from other CDK4/6 inhibitors.

•	EQRx plans to adopt market-based pricing for lead oncology programs aumolertinib and lerociclib in the U.S., in order to enable EQRx to deliver on outcomes for patients and maximize value for shareholders.

“With clear regulatory guidance on a pathway for aumolertinib in the US, we are adapting and believe that utilizing a market-based pricing approach for our lead cancer programs, aumolertinib and lerociclib, will ensure that we can still get these important medicines to patients, said Melanie Nallicheri, president and chief executive officer of EQRx. “We believe aumolertinib and lerociclib are two potential best-in-class medicines that could serve as the basis of future combination treatments. Importantly, we continue executing on our regulatory filing and payer partnership strategies for sugemalimab and aumolertinib outside of the U.S. We believe the combination of our lead cancer assets and cash runway into 2028 puts us in an exceptionally strong position to deliver on outcomes for patients and maximize value for shareholders.”

Pipeline Highlights

Aumolertinib (third-generation epidermal growth factor receptor (EGFR) inhibitor)

•	A U.S.-led, randomized, three-arm Phase 3b clinical trial evaluating the safety and efficacy of aumolertinib in combination with chemotherapy versus aumolertinib and osimertinib reference arms for the first-line treatment of EGFR-mutated NSCLC is ongoing. Results from this trial could be used to support combination and monotherapy use, with the potential ability to file for U.S. approval in 2027.

•	A marketing authorization application (MAA) for aumolertinib for EGFR-mutated NSCLC is currently under review by the United Kingdom’s (U.K.) Medicines and Healthcare products Regulatory Agency (MHRA).

•	EQRx plans to submit an MAA to the European Medicines Agency (EMA) for aumolertinib in 2023.

Lerociclib (CDK4/6 inhibitor)

•	A Phase 2 multiregional trial of lerociclib as first - and second-line treatment for metastatic breast cancer is ongoing.

•	Plan to initiate a U.S.-led Phase 3 clinical trial for lerociclib in advanced endometrial cancer in the first half of 2023.

Sugemalimab (anti-PD-L1 antibody)

•	Expect a filing for marketing authorization by MHRA for sugemalimab by end of 2022.

•	An interim analysis of OS from the pivotal Phase 3 GEMSTONE-301 trial of sugemalimab in Stage III NSCLC is expected in 2023.

•	In discussions with the FDA on approval pathway for sugemalimab for relapsed or refractory ENKTL; sugemalimab was granted Breakthrough Therapy designation by the FDA for ENKTL in 2020.

•	Plan to submit an MAA to the EMA for sugemalimab for Stage IV NSCLC in 2023.

Early Pipeline Programs

•	Continue to advance early-stage research and development (R&D) programs through collaborations with leading drug engineering companies, including an ER PROTAC with Relay Therapeutics and a selective PARP1 inhibitor with Exscientia, which are potential combination therapy partners for lerociclib.

Third Quarter 2022 Financial Highlights

•	Cash Position: Cash, cash equivalents and short-term investments totaled $1.5 billion at September 30, 2022. EQRx expects to maintain sufficient capital resources to fund anticipated operations into 2028, beyond its previous guidance of 2025.

•	Operating Expenses: Total operating expenses for the three months ended September 30, 2022 were $90.4 million, as compared to $40.0 million for the three months ended September 30, 2021. EQRx continues to expect full year 2022 operating expenses to be less than $400.0 million.

○	R&D Expenses: R&D expenses for the three months ended September 30, 2022 were $56.3 million, as compared to $23.8 million for the three months ended September 30, 2021. This increase was primarily driven by a $17.7 million increase in discovery, preclinical and clinical development costs; an $8.3 million increase in employee-related expenses; as well as a net increase in consulting and professional fees and other R&D activities.

○	G&A Expenses: General and administrative expenses for the three months ended September 30, 2022 were $34.1 million, as compared to $16.2 million for the three months ended September 30, 2021. This increase was primarily driven by a $11.5 million increase in employee-related expenses and a $5.6 million increase in consulting and professional fees.

•	Net Loss: Net loss totaled $85.1 million for the three months ended September 30, 2022, as compared to a net loss of $39.9 million for the three months ended September 30, 2021.

Conference Call and Webcast Information

EQRx will host a conference call and webcast today, November 10, 2022, at 8:00 a.m. Eastern Time. A live webcast of the call will be available on the “Investor Relations” page of EQRx’s website at https://investors.eqrx.com/news-events/events-presentations. To access the call by phone, participants should visit this link (registration link) to receive dial-in details. Participants are requested to register at least 15 minutes before the start of the call. The webcast will be made available for replay on EQRx’s website beginning approximately two hours after the event.

About EQRx

EQRx is a new type of pharmaceutical company committed to developing and delivering innovative medicines for some of the most prevalent disease areas, including cancer and immune-inflammatory conditions. Launched in January 2020, EQRx is leveraging cutting-edge science, technology and strategic partnerships with stakeholders from across the healthcare system toward the goal of increasing access for patients around the world. To learn more, visit www.eqrx.com and follow us on social media: Twitter: @EQRx_US, LinkedIn, Instagram: @eqrxinc.

EQRx™ is a trademark of EQRx.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may be identified by the use of words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “design,” “strategy,” “future,” “opportunity,” “continue, “aim,” “goal,” “plan,” “may,” “look forward,” “should,” “will,” “would,” “will be,” “will likely result,” and similar expressions. These forward-looking statements include, but are not limited to, express or implied statements regarding the path to U.S. regulatory approval for aumolertinib, including timing of filing for approvals; timing of regulatory submissions; the therapeutic potential of EQRx’s pipeline candidates; pricing plans for aumolertinib and lerociclib; EQRx’s cash runway; plans for sugemalimab development; EQRx’s ability to deliver outcomes for patients and maximize shareholder value; timing of data from clinical trials; and EQRx’s estimated operating expenses; among others. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the inherent risks in pharmaceutical development, including with respect to the conduct of clinical trials and risk of delays; risks that the results of prior clinical trials may not be predictive of future results or that additional clinical trials become necessary due to changes in standard of care; risks associated with successfully demonstrating the safety and efficacy of its drug candidates and obtaining regulatory approvals; risks associated with EQRx’s ability to otherwise implement its business plans, including risks associated with its growth strategy and expanding and maintaining the Global Buyers Club, particularly in light of its recent determination to adopt a market based pricing strategy in the U.S. for aumolertinib and lerociclib; variations in operating performance across competitors; changes in the competitive and highly regulated industries in which EQRx operates, including laws and regulations affecting EQRx’s business such as the recently enacted Inflation Reduction Act; and other risks associated with its plans to create a new kind of pharmaceutical company, among others. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section in EQRx’s most recent Annual Report on Form 10-K as well as any other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and EQRx assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors and others should note that EQRx communicates with its investors and the public using its website www.eqrx.com, including, but not limited to, EQRx disclosures, investor presentations and FAQs, SEC filings, press releases, public conference call transcripts and webcast transcripts. The information that EQRx posts on its website could be deemed to be material information. As a result, EQRx encourages investors, the media and other interested parties to review the information that EQRx posts there on a regular basis. The contents of EQRx’s website shall not be deemed incorporated by reference in any filing with the SEC.

EQRx, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$56,271	$23,800	$156,997	$61,893
General and administrative	34,095	16,176	98,150	39,681
Total operating expenses	90,366	39,976	255,147	101,574
Loss from operations	(90,366)	(39,976)	(255,147)	(101,574)
Other (expense) income:
Change in fair value of contingent earn-out liability	(2,706)	—	90,863	—
Change in fair value of warrant liabilities	(197)	—	4,934	—
Interest income, net	8,209	47	12,482	210
Other (expense) income, net	(32)	39	(44)	131
Total other income, net	5,274	86	108,235	341
Net loss	$(85,092)	$(39,890)	$(146,912)	$(101,233)
Net loss per share - basic	$(0.18)	$(0.12)	$(0.31)	$(0.32)
Net loss per share - diluted	$(0.18)	$(0.12)	$(0.31)	$(0.32)
Weighted average common shares outstanding - basic	475,565,990	320,644,286	473,101,935	316,837,967
Weighted average common shares outstanding - diluted	475,565,990	320,644,286	473,101,935	316,837,967

EQRx, Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	September 30,	December 31,
	2022	2021
Cash, cash equivalents and short-term investments	$1,499,348	$1,678,542
Working capital(1)	1,461,331	1,666,556
Total assets	1,543,413	1,729,442
Total stockholders’ equity	1,399,962	1,514,839
Restricted cash	633	633

(1)	Working capital is defined as current assets less current liabilities.

EQRx Contacts:

Media:

Dan Budwick

1AB

dan@1abmedia.com

Investors:

investors@eqrx.com